Amendment No. 1 to
PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 60 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated April 5, 2000
                                                                 Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2003

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2003) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the London Stock Exchange Limited for the notes to be admitted on the Official List.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 225,000,000

Maturity Date:                 April 17, 2003

Settlement and Original
    Issue Date:                April 17, 2000

Interest Accrual Date:         April 17, 2000

Issue Price:                   99.98%

Specified Currency:            Euro

Redemption Percentage
    at Maturity:               100%

Base Rate:                     EURIBOR

Spread (Plus or Minus):        Plus 0.20% per annum

Spread Multiplier:             N/A

Index Currency:                Euro

Index Maturity:                3 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second
                               Target Settlement Day prior to the
                               original issue date

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
    Percentage Reduction:      N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each January 17, April 17, July
                               17 and October 17, commencing
                               July 17, 2000; provided that if any
                               such day (except the maturity
                               date) is not a business day, that
                               interest payment date will be the
                               next succeeding day that is a
                               business day, unless that
                               succeeding business day would fall in
                               the next calendar month, in which
                               case such interest payment date will
                               be the immediately preceding
                               business day

Interest Payment Period:       Quarterly

Interest Reset Dates:          Each interest payment date

Interest Reset Periods:        Quarterly

Business Day:                  New York, TARGET

Calculation Agent:             The Chase Manhattan Bank

Agent:                         Morgan Stanley & Co. International
                               Limited

Denominations:                 Euro 10,000

Common Code:                   011028284

ISIN:                          XS0110282844

Other Provisions:              None

                               (continued on next page)

Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


MORGAN STANLEY DEAN WITTER

Tokyo-Mitsubishi International             Westdeutsche Landesbank Girozentrale

Plan of Distribution:

     On April 5, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.83%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.98% less a selling concession of 0.05% and a combined management and underwriting commission of 0.10% of the principal amount of these notes.

                                                             Principal Amount of
                      Name                                           Notes
                      ----                                   -------------------
Morgan Stanley & Co. International Limited...............     Euro 210,000,000
Tokyo-Mitsubishi International plc.......................            7,500,000
Westdeutsche Landesbank Girozentrale.....................            7,500,000

        Total............................................     Euro 225,000,000
                                                              ================

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